Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, indicated by "*" marks, have been separately filed with the Commission.
                                                                    EXHIBIT 10.8

May 19, 1995

PERSONAL AND CONFIDENTIAL

Mr. Roderick C. Gow
49 Grahampton Lane
Greenwich, Connecticut 06830

Dear Roddy:

I am very pleased with the prospect of having you join Lamalie Amrop International as the Managing Partner in our New York office. In follow-up to our recent conversation in New York, following are the principal details of our offer of employment which we would like for you to review. I believe this offer reflects the additional provisions which we discussed earlier this week. For your information, every element of this offer of employment has received the full approval and support of Lamalie's Board of Directors.

- Your starting base salary will be at the rate of $****** per year. You will also participate in the Managing Partners' compensation plan. A copy of this plan including a discussion of the role definition for Managing Partners is included with this letter as Exhibit A.

- Although the terms of this offer letter should not be construed as a guaranteed employment contract for any specified term, Lamalie Amrop International hereby guarantees that commencing with your starting date you will be paid a minimum of $****** per year for the next two (2) years ("guaranteed minimum earnings") unless during that 2-year period:
        (1) you voluntarily terminate your employment with Lamalie Amrop International; (2) you are unable to work because of death or "disability" in which case all earnings described in this letter that have accrued by the date of your death or disability will be paid to you or your estate, as applicable 1/ or (3) your employment is terminated involuntarily for "cause."2/ the guaranteed minimum earnings will be based upon a combination of base salary, Managing Partner incentive bonus, profit-sharing contribution and earnings on your investment in the common stock of Lamalie Amrop International. We can be flexible to your cash flow requirements with respect to the periodic distribution of the guaranteed minimum earnings discussed above.

- As additional incentive for joining Lamalie Amrop International, we will also pay you a sign-on bonus of $******, payable upon the date of your joining the organization.

- You will be eligible to participate in Lamalie's equity ownership program with an initial purchase of *** shares. This purchase will be in full accordance with the terms of the
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Mr. Roderick C. Gow
May 18, 1995
Page Two

        subscription agreement which will be provided to you by Jack Wissman. Future opportunities to purchase stock are based upon sustained performance and overall contribution to the firm and are awarded by the Board of Directors. Arrangements can be made to access a company-sponsored credit facility with an independent lender to fund your stock purchase. Specific details of these arrangements can also be discussed with Jack Wissman.

- The firm will agree to work with you to minimize any negative personal financial impact which may be experienced relative to your existing stock loan. This may entail the firm establishing a temporary bridge-loan facility for your benefit. Specific details of this arrangement can be discussed with Jack Wissman.

- You will be eligible to participate in the firm's deferred profit-sharing plan. In every year since the plan's inception, the company has targeted a maximum *** percent contribution. Business conditions will, of course, enter into the final contribution determination. A copy of the summary plan description will be forwarded to you by our Accounting Department.

- You will also be eligible to participate in the company insurance and benefit plans which are paid for in full by Lamalie Amrop International. We will forward under separate cover a copy of the various insurance and benefit plans together with the respective enrollment data.

- As Managing Partner of the New York office, you will participate on the firm's Operations Committee.

- We will assume the initiation fee and monthly dues for one business/luncheon club member ship. In addition, the firm will fund the expenses associated with your continuing participation in the British American Chamber of Commerce.

- We request that any specific questions regarding your immigration status be directed to our attorney who specializes in such matters. His name is Tom Wilder with the law firm of Jenner & Block in Chicago. He can be reached at (312) 222-9350.

- With respect to your interest in having an active role within Amrop International, we will take the following steps:

        - Immediately upon your acceptance of employment with Lamalie, we will designate you as the vice chairman of the Americas region of Amrop International.

        - In addition, we will take immediate steps to assure that you will be appointed the next chairman of the Americas region of Amrop. As I mentioned previously, this
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Mr. Roderick C. Gow
May 18, 1995
Page Three

                vote will be taken later this year for a two-year term which would commence January 1, 1996.

        For your information, Amrop is organized principally along the following lines:

        - Three geographic regions--Americas, Europe, and Asia/Pacific. Each region has a chairman and vice chairman.

        - The executive committee consists of the chairman (currently John Johnson), the vice chairman (currently Daniel Gauchat of Australia), and the chairmen of the three regions mentioned above. This body is principally responsible for the majority of the day-to-day operating decisions within Amrop.

        - The board of directors consists of one representative from each member firm. The board is primarily responsible for decisions regarding new membership and major policy decisions.

Please understand that this offer is being made to you on the basis of the unique skills and experience which we believe you could bring to our New York office. As a consequence, any proprietary information received or acquired based on your status as a shareholder/employee of Russell Reynolds Associates, Inc., should remain the property of Russell Reynolds Associates, Inc. Also, this is an individual offer of employment to you, alone, and it is not intended nor should it be construed in any manner as an offer to any other person.

Roddy, I am very enthusiastic about having you with us at Lamalie Amrop International. I am confident that you will find the personal and professional satisfaction that you are seeking. Also, I am convinced that you will, in many ways, significantly contribute to our goal of building our organization into the best worldwide executive search consulting firm. If you have any questions, or if there is anything I have overlooked, please call me.

Again, we are looking forward to having you as part of our organization and look forward to your joining us on or before June 1, 1995.

Sincerely,



Robert L. Pearson
President and Chief Executive Officer

Enclosures
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Mr. Roderick C. Gow
May 18, 1995
Page Four

ACKNOWLEDGMENT AND ACCEPTANCE:

I hereby accept employment with Lamalie Amrop International based on the conditions described in this offer letter. It is understood that this letter sets forth the entire understanding between the parties, and it may not be modified, changed, or amended except by a written agreement signed by the parties.



---------------    --------------------------------------------
      Date                         Signature


----------------------

1/ The term "disability" shall be viewed as the failure or inability to regularly perform your duties for a period exceeding ninety (90) days or any ongoing disability which may adversely affect your ability to devote your full-time efforts to the job.

2/ The term "cause" shall be viewed as the failure or refusal to carry out the responsibilities as set forth in Lamalie's "Managing Partner Role Definition" (included in "Exhibit A" to this letter), the failure or refusal to abide by Lamalie policies, excessive use of alcohol or drug abuse, or such other conduct of an incompetent, insubordinate, immoral, illegal, or criminal nature as to render continued employment incompatible with the best interests of Lamalie Amrop International.